Exhibit 99.1

bioAffinity Technologies Reports Accelerating Growth in CyPath® Lung Test Sales

July Test Volume Surges 72% Over Prior Monthly Average

SAN ANTONIO, TX – August 13, 2025 – bioAffinity Technologies, Inc. (Nasdaq: BIAF; BIAFW), a biotechnology company focused on noninvasive diagnostics and early cancer detection, today announced a significant surge in commercial sales of its flagship product, CyPath® Lung, a noninvasive diagnostic for early-stage lung cancer.

Following a record-setting second quarter, the Company’s third quarter started strong. Completed tests in July represent a 72% increase over the previous monthly average for the first six months of 2025. The upward trend reflects back-to-back record monthly sales in June and July. The Company reaffirmed its forecast of 3X year-over-year revenues for CyPath® Lung.

“CyPath® Lung’s ability to detect lung cancer at its earliest stage, as evidenced by recent case studies, has fueled the growing adoption of CyPath® Lung across a growing base of clinicians, which is driving momentum in the marketplace,” said Maria Zannes, President and CEO of bioAffinity Technologies. “This early Q3 surge is especially encouraging because it reflects increasing awareness and trust in our technology’s ability to support earlier, more accurate diagnosis of lung cancer, especially for high-risk patients with indeterminate lung nodules.”

“Physician demand, payer coverage, and patient access continue to build a strong foundation for long-term revenue growth,” said J. Michael Edwards, bioAffinity Technologies’ Chief Financial Officer. “The success of our pilot marketing program in Texas, which has approximately 6% of the total number of U.S. pulmonologists, has demonstrated that our approach to the medical community is sound and effective. We are prepared to meet increased demand as we implement our strategy to enter additional key markets, including our expansion in the Mid-Atlantic region and the Veterans Administration healthcare system.”

The Company recently released three patient case studies in which CyPath® Lung detected Stage 1A cancer after standard imaging, risk calculator models and serum marker tests indicated the nodules were likely benign. The patients’ final pathology reports confirmed Stage 1A for adenocarcinoma, a neuroendocrine tumor and mucinous adenocarcinoma, respectively. The latter two cancers are often difficult to detect with imaging and bronchoscopy alone.

“The key to improving survival rates for lung cancer is early detection. When lung cancer is found at Stage 1A, there are many curative options,” said Gordon Downie, MD, PhD, Chief Medical Officer of bioAffinity Technologies. “Physicians are finding that a CyPath® Lung test result – whether it is positive or negative for cancer – can better inform shared decision making between doctor and patient and ease anxiety about appropriate next steps.”

About CyPath® Lung

CyPath® Lung uses proprietary advanced flow cytometry and artificial intelligence (AI) to identify cell populations in patient sputum that indicate malignancy. Automated data analysis helps determine if cancer is present or if the patient is cancer-free. CyPath® Lung incorporates a fluorescent porphyrin that is preferentially taken up by cancer and cancer-related cells. Clinical study results demonstrated that CyPath® Lung had 92% sensitivity, 87% specificity and 88% accuracy in detecting lung cancer in patients at high risk for the disease who had small lung nodules less than 20 millimeters. Diagnosing and treating early-stage lung cancer can improve outcomes and increase patient survival. For more information, visit www.cypathlung.com.

About bioAffinity Technologies, Inc.

bioAffinity Technologies, Inc. addresses the need for noninvasive diagnosis of early-stage cancer and other diseases of the lung and broad-spectrum cancer treatments. The Company’s first product, CyPath® Lung, is a noninvasive test that has shown high sensitivity, specificity and accuracy for the detection of early-stage lung cancer. CyPath® Lung is marketed as a Laboratory Developed Test (LDT) by Precision Pathology Laboratory Services, a subsidiary of bioAffinity Technologies. For more information, visit www.bioaffinitytech.com.

Forward-Looking Statements

Certain statements in this press release constitute “forward-looking statements” within the meaning of the federal securities laws. Words such as “may,” “might,” “will,” “should,” “believe,” “expect,” “anticipate,” “estimate,” “continue,” “predict,” “forecast,” “project,” “plan,” “intend” or similar expressions, or statements regarding intent, belief, or current expectations, are forward-looking statements. These forward-looking statements are based upon current estimates and assumptions and include statements regarding the increase in the number of physician offices signed, positioning the Company for continued growth in 2025; the Company having the science, strategy and leadership to shape the future of lung cancer diagnostics; the ability of CyPath® Lung to indicate a high probability of lung cancer; the benefits of adding CyPath® Lung to the standard of care for evaluating indeterminate lung nodules; and CyPath® Lung providing clarity when imaging and risk models are inconclusive and when other adjuvant diagnostics are contraindicated. These forward-looking statements are subject to various risks and uncertainties, many of which are difficult to predict, that could cause actual results to differ materially from current expectations and assumptions from those set forth or implied by any forward-looking statements. Important factors that could cause actual results to differ materially from current expectations include, among others, the increase in the number of physician offices signed, positioning the Company for continued growth in 2025; the Company having the science, strategy and leadership to shape the future of lung cancer diagnostics; the ability of CyPath® Lung to indicate a high probability of lung cancer; the benefits of adding CyPath® Lung to the standard of care for evaluating indeterminate lung nodules; and CyPath® Lung providing clarity when imaging and risk models are inconclusive and when other adjuvant diagnostics are contraindicated, and the other factors discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2024, and its subsequent filings with the SEC, including subsequent periodic reports on Forms 10-Q and 8-K. Such forward-looking statements are based on facts and conditions as they exist at the time such statements are made and predictions as to future facts and conditions. While the Company believes these forward-looking statements are reasonable, readers of this press release are cautioned not to place undue reliance on any forward-looking statements. The information in this release is provided only as of the date of this release, and the Company does not undertake any obligation to update any forward-looking statement relating to matters discussed in this press release, except as may be required by applicable securities laws.

Contacts

bioAffinity Technologies

Julie Anne Overton

Director of Communications

jao@bioaffinitytech.com

Investor Relations

Dave Gentry

RedChip Companies Inc.

1-800-RED-CHIP (733-2447) or 407-491-4498

BIAF@redchip.com